Execution Copy
WAIVER AND LETTER AGREEMENT
     WAIVER AND LETTER AGREEMENT, dated as of July 14, 2008 (this “Agreement”), by and among XM Satellite Radio Inc., a Delaware corporation (“XM Inc.” or the “Company”), XM Satellite Radio Holdings Inc. (“XM Holdings”), the undersigned beneficial owners (or investment managers or advisors with authority for the beneficial owners) of the Notes (as defined below) identified on Schedule A to this Agreement on the date of this Agreement (each a “Beneficial Noteholder” and collectively, the “Beneficial Noteholders”).
     WHEREAS, the Beneficial Noteholders of the 9.75% Senior Notes due 2014 of XM Inc., guaranteed by XM Holdings (the “Notes”) issued pursuant to the Indenture, dated as of May 1, 2006, among XM Inc., XM Holdings, XM Equipment Leasing LLC as subsidiary guarantor, XM Radio Inc. as subsidiary guarantor, and The Bank of New York as trustee (the “Trustee”) relating to the Notes (the “Indenture”), hold a majority in aggregate principal amount of the Notes as of the time of execution hereof and desire to agree to waivers of the change of control provisions of the Indenture.
     WHEREAS, the proposed merger of XM Holdings with Vernon Merger Corporation (“Merger Sub”), a wholly-owned subsidiary of Sirius Satellite Radio Inc. (“Sirius”), pursuant to the terms of an Agreement and Plan of Merger, dated as of February 19, 2007, as it may be amended, modified or extended (the “Merger Agreement”), among XM Holdings, Merger Sub and Sirius, or other business combination in which XM Holdings and Sirius become affiliated (the “Merger”) may trigger certain obligations of the Company pursuant to the Indenture.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties signatory to this Agreement hereby agrees as follows:
     1. Waiver. Each of the Beneficial Noteholders hereby irrevocably agrees and consents that, to the extent that the consummation of the Merger constitutes a “Change of Control” as defined under Section 1.01 of the Indenture, the requirements pursuant to Section 4.14 (Offer to Repurchase Upon Change of Control) of the Indenture that the Company repurchase Notes or make an offer to the holders of the Notes to repurchase the Notes and to give notice of such Change of Control or Offer to Repurchase Upon a Change of Control are, subject to the other provisions of this Agreement, hereby waived in respect of such “Change of Control” (the “Waiver”). The Waiver will be set forth in a supplemental indenture substantially in the form attached hereto as Exhibit A, and pursuant to the terms of the Indenture all holders of the Notes will be bound thereby. The Trustee is hereby instructed by each of the Beneficial Noteholders, and will be instructed by the registered holders under Section 4, to execute the supplemental indenture referred to in the preceding sentence. Each Beneficial Noteholder acknowledges and agrees that the Waiver shall be binding upon their respective successors, assigns, trustees in bankruptcy and other legal representatives.

     2. Termination of Effectiveness.
          (a) The Waiver shall become effective upon signing and shall cease to be effective as of August 31, 2008 unless the following events have occurred on or prior to such date:
     (i) the consummation of the Merger;
     (ii) the Company having caused funds to be raised in the amount of at least $400,000,000 through the issuance of (A) a new series of senior notes (the “New Senior Notes”) or (B) other securities, both of which will be equal to or junior in right of payment to the Exchange Notes (as defined in Section 3 below), to fund the cash portion of the consideration payable in the Exchange Offer (as defined below);
     (iii) the Company or XM Holdings having raised at least $500,000,000 through a contribution to the Company’s equity capital, the issuance and sale of convertible or exchangeable notes that will be junior in right of payment to the Exchange Notes or the issuance and sale of equity securities (it being understood that, the financing conditions in subsection (ii) above and this subsection (iii) are independent of each other resulting in an aggregate condition of $900,000,000 of financing);
     (iv) the Company or XM Holdings having funded or contributed the necessary funds into a segregated account to fund the mandatory offer to repurchase all Senior Floating Rate Notes due 2013 of XM Inc. (the “Floating Rate Notes”) triggered by the Merger;
     (v) the Company or XM Holdings having funded or contributed the necessary funds into a segregated account to fund the mandatory offer to repurchase transponders of the XM-4 satellite, triggered by the Merger under the sale and leaseback transaction pursuant to (A) the Participation Agreement, dated as of February 13, 2007, by and among XM Holdings, Wells Fargo Bank Northwest in its capacity as Owner Trustee and other parties, (B) the lease agreement, dated as of February 13, 2007, by and between Wells Fargo Bank Northwest, as Owner Trustee, and the Company and (C) the other related documents (the “Sale-Leaseback Transaction”);
     (vi) the Company or XM Holdings having repaid all borrowings under Section 13 and related “credit facility” portions of the Third Amended and Restated Distribution and Credit Agreement, dated as of February 6, 2008, by and among General Motors Corporation, XM Holdings and XM Inc.;
     (vii) with respect to XM Holdings’ 1.75% Convertible Senior Notes due 2009 (the “Convertible Senior Notes”), XM Holdings having obtained the consent of holders of at least 98% of the aggregate principal amount of such Convertible Senior Notes to waive a change of control offer, if any, triggered by the Merger with the interest rate on such Convertible Senior Notes to be increased to 10% subject to the Merger being completed; and

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     (viii) the absence of any occurrence of an event that, with notice or lapse of time or both, would constitute a default, in the due performance or observance of any term, covenant or condition contained in the indenture governing the Exchange Notes (as defined below).
     3. The Company’s Obligations to Make the Exchange Offer. The Company agrees to commence the exchange offer for the Notes held by the Beneficial Noteholders and other “qualified institutional buyers” (as defined in the Securities Act) (“QIBs”) (and at the Company’s option, the other registered holders of the Notes) for $600,000,000 (assuming the offer is for all outstanding Notes) of aggregate consideration which shall be paid (a) two thirds in cash and (b) the remaining one third in new senior unsecured notes (the “Exchange Notes”) on the terms and conditions set forth in the description of notes attached hereto as Exhibit B hereto (the “Exchange Offer”); provided, that for each dollar in excess of $400,000,000 raised by the Company in the offering contemplated by Section 2(a)(ii) hereof (other than securities that rank junior in right of payment to Exchange Notes), the Company will increase the cash portion and concurrently reduce the Exchange Notes portion of the consideration in the Exchange Offer. The Exchange Notes will have the same coupon as the New Senior Notes. The exchange ratio for each $1000 principal amount of Notes exchanged in the Exchange Offer will be $1,000 divided by the price on the Exchange Notes (expressed as a decimal) that equates to a yield to maturity (to the investor) of the greater of (a) 13.92% or (b) the yield to maturity of the New Senior Notes (calculated solely based on the coupon of the New Senior Notes and the price at which they are sold to investors). If less than $150 million of New Senior Notes are issued, then the coupon of the Exchange Notes will be 13% and the yield to maturity used to calculate the exchange ratio will be the greater of (a) 15% or (b) the yield to maturity of the New Senior Notes (calculated solely based on the coupon of the New Senior Notes and the price at which they are sold to investors). The Company agrees that it will commence the Exchange Offer as promptly as practicable following the Merger, but in no event later than five business days following the consummation of the Merger and to do all things reasonably necessary and appropriate in furtherance thereof, including filing any related documents with the Securities and Exchange Commission (the “Commission”), if applicable, and to use its best efforts to consummate the Exchange Offer within 30 business days of its commencement.
     4. Instruction to Registered Holders. Section 9.02 of the Indenture provides that the Holders (defined as the registered holders) of a majority in aggregate principal amount of the Notes then outstanding may waive compliance with certain provisions of the Indenture, subject to the limitations set forth therein. Each of the Beneficial Noteholders hereby covenants and agrees to instruct its registered holder or holders of the Notes to execute a waiver, as of the date hereof, substantially in the form attached hereto as Exhibit C, implementing the Waiver and instructing the Trustee to execute the supplemental indenture referred to in Section 1 and agrees to take any additional action as may be reasonably requested by the Company in order to give effect to the Waiver and to make the supplemental indenture effective.
     5. Effectiveness of this Agreement. This Agreement shall become effective immediately upon the execution hereof by the parties listed on the signature pages hereto.

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     6. Termination of Agreement. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement and the Waiver shall terminate upon termination of the Merger Agreement without the Merger having been consummated upon or prior to such termination.
     7. Representations and Warranties.
          (a) Each of XM Holdings and the Company represents and warrants to each of the Beneficial Noteholders that:
     (i) each of XM Holdings and XM Inc. is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;
     (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;
     (iii) the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule or regulation applicable to either of XM Holdings or XM Inc. or their respective certificate of incorporation or bylaws or other organizational documents or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which either of XM Holdings or XM Inc. is a party or under their respective certificate of incorporation, bylaws or other governing instruments;
     (iv) the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the securities to be issued in the Exchange Offer in the event that the Company determines to register the Exchange Offer under the Securities Act and (B) such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the Exchange Offer and such other filings as may be necessary or required by the Commission; and
     (v) assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms.
          (b) Each of the Beneficial Noteholders severally and not jointly represents and warrants to the Company and XM Holdings that:
     (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other

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power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;
     (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;
     (iii) assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms;
     (iv) as of the date of this Agreement, such Beneficial Noteholder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the principal amount at maturity of the Notes, set forth opposite such Beneficial Noteholder’s name on Schedule A hereto, with the power and authority to vote and dispose of such Notes;
     (v) as of the date of this Agreement, such Beneficial Noteholder is not aware, after due inquiry, of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement;
     (vi) it is a “qualified institutional buyer” (as such term is defined in Rule 144A promulgated under the Securities Act);
     (vii) the knowledge and experience of such Beneficial Noteholder in financial and business matters is such that it, together with its advisors, is capable of evaluating the merits and risks of entering into this Agreement;
     (viii) such Beneficial Noteholder acknowledges that no representations, express or implied, are being made with respect to XM Holdings or any of its subsidiaries or affiliates or representatives, Sirius or any of its subsidiaries or affiliates or representatives or otherwise, other than those expressly set forth herein;
     (ix) in making its decision to enter into this Agreement, such Beneficial Noteholder has relied upon independent investigations made by such Beneficial Noteholder (and has not relied on XM Holdings or any of its subsidiaries or affiliates, Sirius or any of its subsidiaries or affiliates or J.P. Morgan Securities Inc. or any of its subsidiaries or affiliates (collectively, “JPMorgan”)) and, to the extent believed by such Beneficial Noteholder to be appropriate, such Beneficial Noteholder’s representatives, including such Beneficial Noteholder’s own legal, tax and other advisors;
     (x) such Beneficial Noteholder and its representatives have been given the opportunity to examine documents and to ask questions of, and to receive answers from, XM Holdings and XM Inc. or any of their subsidiaries concerning the terms and conditions of the transactions contemplated hereby; and
     (xi) such Beneficial Noteholder has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

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     8. Amendments and Modifications. Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, modified or supplemented, except in writing signed by the Company, XM Holdings and each of the Beneficial Noteholders.
     9. No Other Waivers. Each of the signatories to this Agreement expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against the Company and XM Holdings.
     10. Further Assurances. Each of the signatories to this Agreement hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement, including instructing the registered holder of the Notes to take the actions described in Section 4 hereof.
     11. Complete Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect to the subject matter hereof. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.
     12. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, or (b) mailed by first class, registered or certified mail, postage prepaid, or (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Company or XM Holdings, at the address set forth below:
XM Satellite Radio Inc.
XM Satellite Radio Holdings Inc.
1500 Eckington Place, N.E.
Washington, DC 20002
Fax: (202) 380-4000
Attention: General Counsel
with a copy to: Chief Financial Officer
if to a Beneficial Noteholder, to the address set forth on the signature pages to this Agreement, with a copy to the Beneficial Noteholders’ counsel:
Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.
     13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     14. Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District

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Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Supreme Court of the State of New York, New York County, or (B) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     15. Consent to Service of Process. Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement. Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.
     16. Specific Performance. It is understood and agreed by each of the signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and the sole remedy for each non-breaching party shall be specific performance as remedy for any such breach.
     17. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.
     18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the undersigned parties under this Agreement are, in all respects, several and not joint.
     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.
     20. No Third-Party Beneficiaries. Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other person or entity shall be a third-party beneficiary hereof, except that (i) each person or entity to which a Beneficial Noteholder transfers a Note from and after the execution hereof shall have the right to enforce XM Holdings’ and its subsidiaries’ obligations under Section 3, for so long as such person or entity holds such Note and (ii) JPMorgan shall be a third party beneficiary of the representations and warranties of the Beneficial Noteholders in Section 7(b).

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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

XM SATELLITE RADIO INC.

By:	/s/ Joseph J. Euteneuer

Name: Joseph J. Euteneuer
Title: EVP & CFO

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Joseph J. Euteneuer

Name: Joseph J. Euteneuer
Title: EVP & CFO

FRANKLIN ADVISERS, INC.

By:	/s/ Edward D. Perks

Name: Edward D. Perks
Title: Senior Vice President

UBS SECURITIES LLC

By:	/s/ Robert Del Grande

Name: Robert Del Grande
Title: Executive Director

By:	/s/ James B. Fuqua

Name: James B. Fuqua
Title: Managing Director and Counsel

JOHN HANCOCK

By:	/s/ Diane R. Landers

Name: Diane R. Landers
Title: Chief Administrative Officer

SCHEDULE A
BENEFICIAL OWNERS

EXHIBIT A
Supplemental Indenture Regarding Waiver

EXHIBIT A
FORM OF SUPPLEMENTAL INDENTURE
          SUPPLEMENTAL INDENTURE, dated as of July      , 2008 (this “First Supplemental Indenture”), among XM Satellite Radio Inc., a Delaware corporation (the “Issuer”), XM Satellite Radio Holdings Inc. (“XM Holdings”), XM Equipment Leasing LLC as subsidiary guarantor, XM Radio Inc. as subsidiary guarantor (together with XM Equipment Leasing LLC, the “Subsidiary Guarantors”), and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H:
          WHEREAS, the Issuer, XM Holdings, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of May 1, 2006 (the “Indenture”), providing for the issuance of 9.75% Senior Notes due 2014 (the “Notes”);
          WHEREAS, Section 9.02 of the Indenture provides that compliance with any provision of the Indenture may be waived with the consent of the Holders (as defined in the Indenture) of a majority in aggregate principal amount of the then outstanding Notes;
          WHEREAS, the proposed merger of XM Holdings with Vernon Merger Corporation (“Merger Sub”), a wholly-owned subsidiary of Sirius Satellite Radio Inc. (“Sirius”), pursuant to the terms of an Agreement and Plan of Merger, dated as of February 19, 2007, as it may be amended, modified or extended (the “Merger Agreement”), among XM Holdings, Merger Sub and Sirius, or other business combination in which XM Holdings and Sirius become affiliated (the “Merger”) may trigger certain obligations of the Issuer pursuant to the Indenture;
          WHEREAS, the Issuer, XM Holdings and certain beneficial owners of the Notes (the “Beneficial Noteholders”) have entered into a Waiver and Letter Agreement, dated as of July      , 2008 (the “Waiver and Letter Agreement”), pursuant to which the Beneficial Noteholders, holding a majority in aggregate principal amount of the Notes, have duly agreed and consented that, to the extent the consummation of the Merger constitutes a “Change of Control” as defined under Section 1.01 of the Indenture, the requirements pursuant to Section 4.14 (Offer to Repurchase Upon Change of Control) of the Indenture that the Issuer repurchase the Notes or make an offer to the Holders of the Notes to repurchase the Notes and to give notice of such Change of Control or Offer to Repurchase Upon a Change of Control are waived in respect of such “Change of Control”; and
          WHEREAS, the execution and delivery of this First Supplemental Indenture have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of the Issuer, XM Holdings and the Subsidiary Guarantors and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer, XM Holdings, the Subsidiary Guarantors and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I — WAIVER OF COMPLIANCE
          Section 1.1. Waiver of the “Change of Control” Provision in the Indenture.
               (a) To the extent that the consummation of the Merger constitutes a “Change of Control” as defined under Section 1.01 of the Indenture, the requirements pursuant to Section 4.14 (Offer to Repurchase Upon Change of Control) of the Indenture that the Issuer repurchase the Notes or make an offer to the Holders of the Notes to repurchase the Notes are waived in respect of such “Change of Control” (the “Waiver”).
               (b) The Waiver shall become effective upon signing and shall cease to be effective as of August 31, 2008 unless the following events have occurred on or prior to that date:
          (i) the consummation of the Merger;
          (ii) the Issuer or XM Holdings having caused funds to be raised in the amount of at least $400,000,000 through the issuance of (A) a new series of senior notes (the “New Senior Notes”) or (B) other securities that will be equal or junior in right of payment to the new senior unsecured notes to be issued on substantially the terms set forth on Exhibit B to the Waiver and Letter Agreement (the “Exchange Notes”), to fund the cash portion of the consideration payable in the exchange offer to be made for the Notes held by the Beneficial Noteholders and other “qualified institutional buyers” (as defined in the Securities Act of 1933, as amended) (and at the Issuer’s option, the other Holders of the Notes) (the “Exchange Offer”);
          (iii) the Issuer or XM Holdings having raised at least $500,000,000 through a contribution to the Issuer’s equity capital, the issuance and sale of convertible or exchangeable notes that will be junior in right of payment to the Exchange Notes or the issuance and sale of equity securities (it being understood that the financing conditions in subsection (ii) above and this subsection (iii) are independent of each other resulting in an aggregate condition of $900,000,000 of financing);
          (iv) the Issuer or XM Holdings having funded or contributed the necessary funds into a segregated account to fund the mandatory offer to repurchase all Senior Floating Rate Notes due 2013 of the Issuer (the “Floating Rate Notes”) triggered by the Merger;

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          (v) the Issuer or XM Holdings having funded or contributed the necessary funds into a segregated account to fund the mandatory offer to repurchase transponders of the XM-4 satellite, triggered by the Merger under the sale and leaseback transaction pursuant to (A) the Participation Agreement, dated as of February 13, 2007, by and among XM Holdings, Wells Fargo Bank Northwest in its capacity as Owner Trustee and other parties, (B) the lease agreement, dated as of February 13, 2007, by and between Wells Fargo Bank Northwest, as Owner Trustee, and the Issuer and (C) the other related documents (the “Sale-Leaseback Transaction”);
          (vi) the Issuer or XM Holdings having repaid all borrowings under Section 13 and related “credit facility” portions of the Third Amended and Restated Distribution and Credit Agreement, dated as of February 6, 2008, by and among General Motors Corporation, XM Holdings and the Issuer;
          (vii) with respect to XM Holdings’ 1.75% Convertible Senior Notes due 2009 (the “Convertible Senior Notes”), XM Holdings having obtained the consent of holders of at least 98% of the aggregate principal amount of such Convertible Senior Notes to waive a change of control offer, if any, triggered by the Merger with the interest rate on such Convertible Senior Notes to be increased to 10% subject to the Merger being completed; and
          (viii) the absence of any occurrence of an event that, with notice or lapse of time or both, would constitute a default, in the due performance or observance of any term, covenant or condition contained in the indenture governing the Exchange Notes.
ARTICLE II — MISCELLANEOUS
          Section 2.1. Effect of Supplemental Indenture. From and after the effective date of this First Supplemental Indenture, the Indenture and the Notes shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture and the Notes for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.
          Section 2.2. Indenture Remains in Full Force and Effect. Except as supplemented by this First Supplemental Indenture, all provisions in the Indenture and the Notes shall remain in full force and effect.
          Section 2.3. References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Supplemental Indenture may refer to the Indenture without making specific reference to this First Supplemental Indenture, but nevertheless all such

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references shall include this First Supplemental Indenture unless the context requires otherwise.
          Section 2.4. Conflict with Trust Indenture Act (“TIA”). If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.
          Section 2.5. Severability. If any court of competent jurisdiction shall determine that any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          Section 2.6. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.
          Section 2.7. Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
          Section 2.8. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes.
          Section 2.9. Successors. All agreements of the Issuer and XM Holdings in this First Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.
          Section 2.10. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Issuer and XM Holdings and the Trustee assumes no responsibility for their correctness.
          Section 2.11. Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
          Section 2.12. Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

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          Section 2.13. Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          Section 2.14. Effectiveness. This First Supplemental Indenture shall become effective upon execution hereof by the parties listed on the signature pages hereto.
          Section 2.15. Confirmation. Each of the Issuer, XM Holdings, the Subsidiary Guarantors and the Trustee hereby confirms and reaffirms the Indenture in every particular except as amended and supplemented by this First Supplemental Indenture.
          Section 2.16. Notation on Notes. Pursuant to Section 9.05 of the Indenture, new Notes reflecting the amendments to the Indenture made hereby shall not be issued; however, corresponding changes to the Notes to reflect the amendments made hereby shall be deemed to be made to the Notes as of the date of this First Supplemental Indenture. The Trustee may, but shall not be required to, place an appropriate notation as to this First Supplemental Indenture on any Note hereafter authenticated in accordance with Section 9.05 of the Indenture.
          Section 2.17. Entire Agreement. This First Supplemental Indenture, together with the Indenture as amended hereby and the Notes, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

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          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

XM SATELLITE RADIO INC.

By:
Name:
Title:

XM SATELLITE RADIO HOLDINGS INC.

By:
Name:
Title:

XM EQUIPMENT LEASING LLC

By:
Name:
Title:

XM RADIO INC.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:
[XM Satellite Radio Inc. Supplemental Indenture]

EXHIBIT B
Description of Notes

EXHIBIT B
DESCRIPTION OF NOTES
     For purposes of this description, references to the “Company,” “we,” “our” and “us” refers XM Satellite Radio Inc. (not including its parent company or any of its subsidiaries). The term “Outstanding Notes” refers to the 9.75% Senior Notes due 2014 and the term “Notes” refers to
the        % Senior Notes due 2014 offered hereby in accordance with Section 3(a)(9) of the Securities Act.
     The Outstanding Notes were and the Notes will be issued under an Indenture between the Company and The Bank of New York Mellon, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.
     Certain terms used in this description are defined under the subheading “—Certain definitions”. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture. The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. You may request copies of the Indenture at our address set forth under the heading “Where you can find more information”.
Brief description of Notes
     These Notes:
•	are unsecured senior obligations of the Company;

•	are senior in right of payment to any existing and future Subordinated Obligations of the Company;

•	will be unconditionally guaranteed by the Guarantors (including Holdings) on a senior basis, subject to the limitations described below under the caption “Note Guarantee”; and

•	are effectively junior to all of the existing and future liabilities of any of the Company’s Subsidiaries that are not Subsidiary Guarantors.
Principal, maturity and interest
     The Company issued the Outstanding Notes initially with an aggregate principal amount of $600 million. The Company issued the Outstanding Notes in denominations of $1,000 and any integral multiple of $1,000. As long as we are subject to the debt incurrence covenants under the Existing Sale and Leaseback Transaction and subject to the indentures governing the Company’s 9.75% Senior Notes due 2014 or the Company’s Senior Floating Rate Notes due 2013, the Notes will have a maturity of       , 2014. If at any time prior to       , 2013, the Company is no longer either (i) subject to the debt incurrence covenants under the Existing Sale and Leaseback Transaction or (ii) subject to the indentures governing the Company’s 9.75% Senior Notes due 2014 and the Company’s Senior Floating Rate Notes due 2013, to the extent any notes issued thereunder remain outstanding following the refinancing

transactions described in this offering memorandum, the Notes will mature on      , 2013. Subject to our compliance with the covenant described under the subheading “—Certain covenants—Limitation on indebtedness”, we will be permitted to issue more Notes from time to time under the Indenture (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes”, references to the Notes include any Additional Notes actually issued.
     Interest on these Notes will accrue at the rate of       % per annum and will be payable semiannually in arrears on       and       of each year, commencing on         . We will make each interest payment to the holders of record of these Notes on the immediately preceding       and       . We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.
     Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Payments on the Notes; paying agent and registrar
     We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.
     We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.
Transfer and exchange
     A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
     The registered holder of a Note will be treated as the owner of it for all purposes.

Optional redemption
     We may, at our option, redeem some or all of the Notes at any time and from time to time at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the applicable redemption date:
•	100% of the principal amount of the Notes to be redeemed; and

•	the sum of the present values of the principal amount and the remaining scheduled payments of interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the applicable redemption date), discounted to the applicable redemption date in accordance with customary market practice on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 0.50%.
     The redemption prices will be calculated by the Independent Investment Banker assuming a 360-day year consisting of twelve 30-day months. For purposes of calculating the redemption prices, the following terms will have the meanings set forth below.
     “Comparable Treasury Issue” means the U.S. Treasury security or securities selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary market practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.
     “Comparable Treasury Price” means, with respect to any redemption date,
•	the bid-side price for the Comparable Treasury Issue as of the third Business Day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Wall Street Journal in the table entitled “Treasury Bonds, Notes, and Bills,” as determined by the Independent Investment Banker, or

•	if such release (or any successor release) is not published or does not contain such prices on such Business Day:
o	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations;

o	if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received; or

o	if only one Reference Treasury Dealer Quotation is received, such quotation.
     “Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Trustee after consultation with us.

     “Reference Treasury Dealer” means each of four primary U.S. Government securities dealers in New York City (each a “Primary Treasury Dealer”), consisting of (i) J.P. Morgan Securities Inc. (or its affiliate), (ii) Morgan Stanley & Co. Incorporated (or its affiliate), (iii) UBS Securities LLC and (iv) another nationally recognized investment banking firm (or its affiliate) that we select in connection with the particular redemption, and their respective successors, provided that if any of them ceases to be a Primary Treasury Dealer, we will substitute another nationally recognized investment banking firm (or its affiliate) that is a Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.
     “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the applicable redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.
     Unless we default in the payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.
     If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.
Selection and notice of redemption
     If we are redeeming less than all the Notes at any time, the Registrar will select Notes to be redeemed using any method that it deems fair and appropriate. However, if the Notes are solely registered in the name of Cede & Co. and traded through The Depository Trust Company, then The Depository Trust Company will select the Notes to be redeemed in accordance with its practices.
     We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.
     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory redemption; offers to purchase; open market purchases
     We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of control” and “—Certain covenants—Limitation on sales of assets and subsidiary stock”. We may at any time and from time to time purchase Notes in the open market or otherwise.
Ranking
Senior indebtedness versus Notes
     The indebtedness evidenced by these Notes will be unsecured and will rank pari passu in right of payment to any other Senior Indebtedness of the Company. Secured debt and other secured obligations of the Company will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.
     As of March 31, 2008, on a pro forma basis after giving effect to the refinancing transactions described in this offering memorandum, including the offering of the Notes and the application of the proceeds therefrom, Holdings, the Company and the Subsidiary Guarantors would have had approximately $2,107.6 million of Indebtedness outstanding, of which $407.6 million is secured Indebtedness. The amounts we will receive as a result of the refinancing transactions described in this offering memorandum may vary from those described in this offering memorandum depending on several factors, including changes in our refinancing plans as a result of market conditions or other factors, the extent to which holders of existing indebtedness may elect not to accept our offer to refinance their indebtedness, the timing of the merger and other factors. For more information on the sources and uses of proceeds associated with the refinancing transactions described in this offering memorandum, you should read the table under the caption “Use of proceeds” as well as “The merger,” “Capitalization” and “Summary of historical consolidated financial data” appearing elsewhere in this offering memorandum.
Liabilities of subsidiaries versus Notes
     A portion of our operations are conducted through our Subsidiaries. Claims of creditors of Subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding indebtedness issued by such non-Guarantor Subsidiaries, and claims of preferred stockholders of such non-Guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-Guarantor Subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-Guarantor Subsidiaries.
     As of March 31, 2008, on a pro forma basis after giving effect to the refinancing transactions described in this offering memorandum, including the offering of the Notes, non-Guarantor Subsidiaries would have had $25.9 million of liabilities, including trade and other payables.

     Although the Indenture limits the Incurrence of Indebtedness and preferred stock by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain covenants—Limitation on indebtedness”.
     Note Guarantees
     Upon consummation of the Escrow LLC-Company Merger, the Notes will be guaranteed by Holdings and each of the Company’s current and future Material Subsidiaries. Currently, XM Equipment Leasing LLC and XM Radio Inc. (to the extent permitted by FCC rules and regulations) are the only Subsidiary Guarantors. These Note Guarantees will be joint and several obligations of the Guarantors. The Subsidiary Guarantees will be effectively subordinated to any secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Indebtedness. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void or subordinate guarantees and require noteholders to return payments received from guarantors.”
     As of March 31, 2008, on a pro forma basis after giving effect to the refinancing transactions described in this offering memorandum, including the offering of the Notes and the application of the proceeds therefrom, the Subsidiary Guarantors and the Parent Guarantor would have had $2,107.6 million in Indebtedness outstanding, of which $407.6 million is secured Indebtedness.
     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:
     (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and
     (2) either:
          (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or
          (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable “Asset Sale” provisions of the Indenture.
     The Note Guarantee of a Guarantor will be released with respect to the Notes:
     (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;
     (2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;
     (3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or
     (4) upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Defeasance” and “—Satisfaction and discharge.”
     See “—Limitation on sales of assets and subsidiary stock.”
Book-entry, delivery and form
     The Notes will initially be represented in the form of one or more global notes (the “Global Notes”) in fully-registered book-entry form without interest coupons that will be deposited upon issuance with the Trustee under the Indenture, The Bank of New York Mellon, as custodian for The Depository Trust Company, or “DTC,” and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.
     Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form (the “Certificated Notes”) except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” In addition, transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. The Notes may be presented for registration of transfer and exchange at the Corporate Trust Office of the Trustee.
Depository procedures
     The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
     DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers of the Outstanding Notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.
     DTC has also advised us that, pursuant to procedures established by it:
(1)	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers of the Outstanding Notes with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).
     Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
     Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
     Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
     Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.
     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of global notes for certificated notes
     A Global Note is exchangeable for Certificated Notes if:
(1)	DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the Notes.
     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of certificated notes for global notes
     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.
Same day settlement and payment
     The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest, premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC’s settlement date.
Change of control

     Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):
(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or Sirius Satellite Radio Inc. (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);

(2)	the first day on which a majority of the members of the Board of Directors of the Company or Sirius Satellite Radio Inc. are not Continuing Directors, other than in connection with the Merger;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company or Sirius Satellite Radio Inc.; or

(4)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, or of Sirius Satellite Radio Inc. and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
     Notwithstanding the foregoing, the consummation of none of the Merger, a Holdings-Company Merger, the Escrow LLC-Company Merger, a Company-Sirius Merger or a Holdings-Sirius Merger will constitute a Change of Control under the Indenture.
     Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:
(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the Indenture and the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.
     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture and the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the Indenture and the covenant described hereunder by virtue of our compliance with such securities laws or regulations.
     The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company or Sirius Satellite Radio Inc. and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to, and we have no present knowledge of a present intention by Sirius Satellite Radio Inc. to, engage in a transaction involving a Change of Control, although it is possible that we or Sirius Satellite Radio Inc. could decide to do so in the future. Subject to the limitations discussed below, we or Sirius Satellite Radio Inc. could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are affected by the covenants described under “—Certain covenants—Limitation on indebtedness”, “—Limitation on liens” and “—Limitation on sale/leaseback transactions”. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.
     Future indebtedness that we may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under existing or future indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
     The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company or Sirius Satellite Radio Inc. to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company or Sirius Satellite Radio Inc. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.
     The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.
Certain covenants
     Changes in covenants when Notes rated investment grade
     With respect to the Notes, if on any date following the date of the Indenture:
     (1) the Notes are rated Baa3 or better by Moody’s and BBB- or better by Standard & Poor’s (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency); and
     (2) no Default or Event of Default shall have occurred and be continuing under the Indenture, then, beginning on that day, the covenants specifically listed under the following captions in this offering memorandum will no longer be applicable to the series of Notes:
     (1) “—Limitation on sales of assets and subsidiary stock;”
     (2) “—Limitation on restricted payments;”
     (3) “—Limitation on indebtedness;”
     (4) clauses (1)(A) and (3) of the covenant described under the caption “—Limitation on sale/leaseback transactions;”
     (5) “—Limitation on affiliate transactions;”
     (6) clause (3) of the covenant described below under the caption “—Merger and consolidation;” and

     (7) “—Limitation on restrictions on distributions from restricted subsidiaries.”
     There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.
     The Indenture contains covenants including, among others, the following:
Limitation on indebtedness
     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and any Subsidiary Guarantor will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Leverage Ratio would be less than 6.00 to 1.
     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:
(1)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries under this clause (1) that, after giving effect to any such Incurrence, does not exceed $150 million at any time outstanding;

(2)	Indebtedness of the Company in an aggregate principal amount which, when taken together with all other Indebtedness of the Company Incurred pursuant to this clause (2) and then outstanding, does not exceed 175% of the Net Cash Proceeds received by the Company since immediately after the Issue Date from the issue or sale of Capital Stock of the Company or cash contributed to the capital of the Company, including cash contributions received by the Company following a Holdings-Company Merger, (in each case other than proceeds of Disqualified Stock or sales of Capital Stock to the Company or any of its Subsidiaries); provided, however, that (A) any Indebtedness Incurred under this clause (2) after June 1, 2012 shall have a weighted Average Life that is greater than the then remaining weighted Average Life of the Notes and (B) any Indebtedness Incurred under this clause (2) shall consist only of Subordinated Obligations; provided further, however, that any Net Cash Proceeds or cash contributions received by the Company pursuant to this clause (2) and used to Incur Indebtedness pursuant to this clause (2), shall be excluded from the calculation of amounts under clause (a)(3)(B) of the covenant described under “—Limitation on restricted payments”.

(3)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(4)	the Notes (other than any Additional Notes) and the Guarantees;

(5)	Indebtedness outstanding on the Issue Date or Incurred in connection with the refinancing transactions described in this offering memorandum; provided, that the Indebtedness for borrowed money outstanding immediately prior to the release of escrowed funds on the Escrow Release Date shall not exceed $1.7 billion on a pro forma basis after giving effect to the Refinancing Transactions (exclusive of any additional amount of Indebtedness that may be outstanding as a result of holders of the Company’s 9.75% Senior Notes due 2014, Senior Floating Rate Notes due 2013, 10% Senior Secured Discount Convertible Notes due 2009 and the Existing Sale and Leaseback Transaction having declined mandatory offers to repurchase or an exchange offer in respect of such Indebtedness); provided further, that the aggregate principal amount of Senior Indebtedness outstanding immediately prior to the release of escrowed funds on the Escrow Release Date shall not exceed $1.0 billion on a pro forma basis after giving effect to the Refinancing Transactions (exclusive of any additional amount of Indebtedness that may be outstanding as a result of holders of the Company’s 9.75% Senior Notes due 2014, Senior Floating Rate Notes due 2013, 10% Senior Secured Discount Convertible Notes due 2009 and the Existing Sale and Leaseback Transaction having declined mandatory offers to repurchase or an exchange offer in respect of such Indebtedness);

(6)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(7)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (2), (4), (5) or (6) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(8)	Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

(9)	obligations in respect of workers’ compensation claims, self-insurance obligations, performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11)	Unsecured Subordinated Obligations or Disqualified Stock of the Company in an aggregate principal amount not in excess of $250 million outstanding (at any one time) incurred to finance the construction, expansion, development or acquisition of music libraries and other recorded music programming, furniture, fixtures and equipment (including satellites, ground stations and related equipment) if such Subordinated Obligations or Disqualified Stock, as applicable, has a weighted Average Life longer than the weighted Average Life of the Notes and has a final Stated Maturity of principal later than the Stated Maturity of principal of the Notes;

(12)	Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided, however, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13)	Any Indebtedness which becomes an Obligation of the Company as a result of a Holdings-Company Merger or a Company-Sirius Merger;

(14)	Replacement Satellite Vendor Indebtedness; and

(15)	unsecured Subordinated Obligations or Disqualified Stock of the Company in an aggregate principal amount (or liquidation preference, as applicable) (including the aggregate principal amount (or liquidation preference, as applicable) of all Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness or Disqualified Stock, as applicable, incurred pursuant to this clause (15)) at any time outstanding not to exceed the product of (a) $100.00 and (b) the number of Subscribers at such time if such subordinated Indebtedness or Disqualified Stock, as applicable, has a weighted Average Life longer than the weighted Average Life of the Notes and has a final maturity date later than the final maturity date of the Notes.
     (c) Notwithstanding the foregoing, the Company will not be entitled to Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.
     (d) For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(2)	the Company will be entitled to divide and classify (and later reclassify) an item of Indebtedness in more than one of the types of Indebtedness described above;

(3)	any Indebtedness Incurred under clauses (1) or (2) of paragraph (b) above shall cease to be deemed Incurred or outstanding for purposes of those clauses, respectively, but instead shall be deemed to be Incurred for purposes of paragraph (a) above from and after the first date on which the Company could have Incurred such Indebtedness under paragraph (a) without reliance on any of such clauses;

(4)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(5)	any Disqualified Stock of the Company or Preferred Stock of a Restricted Subsidiary will be deemed to have a principal amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(6)	Increases in the amount of Indebtedness solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.
Limitation on restricted payments
     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on indebtedness” after giving effect, on a pro forma basis, to such Restricted Payment; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):
(A)	100% of Consolidated Operating Cash Flow accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter during which the Company generates positive Consolidated Operating Cash Flow to the end of the most recent fiscal quarter for which internal financial statements are available less 1.4 times the Consolidated Interest Expense for the same period; plus

(B)	100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company), 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date, 100% of the fair market value (as determined by the Board of Directors) of the consideration (if other than cash) from the issue or sale of Capital Stock (other than Disqualified Stock) of the Company and 100% of the fair market value (as determined by the Board of Directors) of the actual or deemed capital contributions to the common equity capital of the Company by Holdings from the issuance of Capital Stock of Holdings in exchange for the retirement of Indebtedness of the Company that ranks equal to the Notes in right of payment; provided, however, that any Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock or cash capital contributions received by the Company and used to Incur Indebtedness pursuant to clause (b)(2) of the covenant described under “—Limitation on indebtedness”, shall be excluded from the calculation of Net Cash Proceeds and cash capital contributions under this clause (B) until and to the extent any Indebtedness Incurred pursuant to such clause (b)(2) in respect of such Net Cash Proceeds or cash capital contributions has been treated, pursuant to clause (d)(3) of such covenant, as Incurred pursuant to paragraph (a) of such covenant; plus

(C)	the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Holdings or the Company (less the amount of any cash, or the fair value (as determined in good faith by the Board of Directors) of any other property, distributed by Holdings or the Company upon such conversion or exchange); plus

(D)	an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Operating Cash Flow), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Board of Directors) of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.
     (b) The preceding provisions will not prohibit:
(1)	any Restricted Payment made within 90 days of the receipt of Net Cash Proceeds from the sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock) or a substantially concurrent cash capital contribution received by the Company; provided, however, that (A) such Restricted Payment shall be excluded from subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations (other than Permitted Subordinated Obligations) of the Company made within 90 days by exchange for, or out of the proceeds of, the Incurrence of Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from subsequent calculations of the amount of Restricted Payments;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company Incurred pursuant to clause (b)(11) of the covenant described under “—Limitation on indebtedness” made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Subordinated Obligations that have, at the time of Incurrence, a weighted Average Life that is greater than the then remaining weighted Average Life of the Notes and a Stated Maturity that is later than the date that is 91 days after the Stated Maturity of the Notes; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from subsequent calculations of the amount of Restricted Payments;

(4)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;

(5)	the declaration or payment of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on indebtedness”; provided, however, that at the time of declaration of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded from subsequent calculations of the amount of Restricted Payments;

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such Restricted Payments shall be excluded from subsequent calculations of the amount of Restricted Payments;

(7)	cash payments in lieu of the issuance of fractional shares in connection with a reverse stock split of the Capital Stock of the Company or the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in subsequent calculations of the amount of Restricted Payments;

(8)	in the event of a Change of Control or to the extent permitted by the covenant described under “—Limitation on sales of assets and subsidiary stock”, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer, or sale of assets offer, with respect to the Notes and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer, or sale of assets offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be excluded from subsequent calculations of the amount of Restricted Payments;

(9)	payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (3) of paragraph (b) of the covenant described under “—Limitation on indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments;

(10)	the repurchase, redemption or other acquisition or retirement for value of any equity interests of the Company or any Restricted Subsidiary (other than Disqualified Stock) held by any employee of the Company made in lieu of withholding taxes resulting from the exercise, exchange or conversion of stock options, warrants or other similar rights; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments;

(11)	cash dividends, distributions, loans or other transfers to Holdings in amounts equal to:
(A)	for so long as the Company is a member of a group filing a consolidated or combined tax return with Sirius Satellite Radio Inc., payments to Holdings or Sirius Satellite Radio Inc. in respect of an allocable portion of the tax liabilities of such group that is attributable to Holdings and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Holdings would owe if Holdings were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Holdings and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Sirius Satellite Radio Inc. actually owes to the appropriate taxing authority. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of the receipt by Holdings or Sirius Satellite Radio Inc. of such Tax Payments or refunded to the Company;

(B)	the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence; and

(C)	an amount not to exceed $3.0 million in any fiscal year to permit Holdings to pay their corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both (1) Sirius Satellite Radio Inc. or Holdings, on the one hand, and (2) the Company, on the other hand; and

(D)	any fees and expenses related to any equity offering or other financing of any direct or indirect parent of the Company to the extent the proceeds of such offering or financing are contributed to the Company.
(12)	Any Restricted Payment to an Affiliate for the provision of administrative, management, content or other business services, in each case to the extent permitted by the covenant described under “—Limitation on affiliate transactions;”

(13)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations (other than Permitted Subordinated Obligations) of the Company with an aggregate principal amount not exceed $50 million at a purchase price not greater than 100% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any;

(14)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations (other than Permitted Subordinated Obligations) of the Company with an aggregate principal amount not exceed $450 million at a purchase price not greater than 100% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any; provided, however, that at the time of such purchase, no amounts shall be outstanding under any senior secured credit agreements or senior secured letter of credit facilities to which the Company is party; provided, further, that prior to making any such purchase the Company has made an offer to repurchase Notes at a purchase price not less than 100% of the principal amount or accreted value thereof, as the case may be, together with accrued interest, if any with at least the same aggregate principal amount as the Subordinated Obligations to be repurchased pursuant to this clause;

(15)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Obligations of the Company under the Existing Sale Leaseback Transaction that are triggered by the Merger; provided, however, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments; and

(16)	other Restricted Payments in an amount not to exceed $40 million per calendar year (with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar years); provided, however, such Restricted Payments, when taken together with all other Restricted Payments made pursuant to this clause (15) do not exceed $100 million in the aggregate in any calendar year; provided further, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded from subsequent calculations of the amount of Restricted Payments.
     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith.
Limitation on restrictions on distributions from restricted subsidiaries
     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or Restricted Subsidiary, (b) make any loans or advances to the Company or Restricted Subsidiary or (c) transfer any of its property or assets to the Company or Restricted Subsidiary, except:

(1)	with respect to clauses (a), (b) and (c),
(A)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment modifications, restatements, renewals, increases, supplements, refundings or replacements to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable in any material respect to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

(D)	any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(E)	any encumbrance or restriction consisting of net worth provisions or restrictions on cash or other deposits in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(F)	any encumbrance or restriction consisting of customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business; and

(G)	customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business.

(2)	with respect to clause (c) only,
(A)	any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the assignment or transfer of the lease or the property leased thereunder;

(B)	any encumbrance or restriction contained in security agreements, pledges or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, pledges or mortgages;

(C)	any encumbrance or restriction consisting of (i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (c) of the first paragraph of this covenant on the property so acquired;

(D)	any encumbrance or restriction pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(E)	applicable law; and

(F)	Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien.
Limitation on sales of assets and subsidiary stock
     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:
(1)	the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents;

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be
(A)	first, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company (including the Notes) or

Indebtedness (other than any Disqualified Stock) of any Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that the Company shall have an additional six months to apply such Net Available Cash pursuant to this clause (B) if it shall have entered into a binding acquisition or purchase contract in respect of Additional Assets prior to the expiration of such one-year period; and

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;
provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, provided, further, that the prior proviso shall not affect the ability of the Company or such Restricted Subsidiary to Incur Indebtedness under paragraph (b) of the covenant described under “—Limitation on indebtedness”.
     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.
     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:
(1)	the assumption or discharge of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary or other liabilities (as shown on the most recent balance sheet (or notes thereto) of the Company or the Restricted Subsidiary) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or from such other liabilities in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(A) above); and

(2)	securities received by the Company or any Restricted Subsidiary from the transferee that are converted within 30 days by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.
     (b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event the Notes or such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) of this covenant if the Net Available Cash available therefor is less than $5 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.
     (c) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:
(1)	at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $5 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and

(3)	in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $20 million, the Company has received a written opinion from an Independent Qualified Party that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

     (d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture and this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture and this covenant by virtue of its compliance with such securities laws or regulations.
Limitation on affiliate transactions
     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:
(1)	the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company who have no direct financial interest with respect to such Affiliate Transaction (other than as a stockholder of the Company, Holdings or Sirius Satellite Radio Inc.) have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3)	if such Affiliate Transaction involves an amount in excess of $20 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate or is fair from a financial point of view.
     (b) The provisions of the preceding paragraph (a) will not prohibit:
(1)	any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of the covenant described under “—Limitation on restricted payments”;

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership or other employee benefit plans approved by the Board of Directors of the Company or Sirius Satellite Radio Inc. or entered into in the ordinary course of business;

(3)	to the extent permitted by applicable law, loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $2 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable and customary fees to, and indemnity provided on behalf of, directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5)	any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(7)	any agreement as in effect on the Issue Date and described in this offering memorandum, as these agreements may be amended, modified, supplemented, extended or renewed from time to time (so long as any amendment, modification, supplement, extension or renewal is not less favorable in any material respect to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby;

(8)	any transaction by the Company or any Restricted Subsidiary with an Affiliate related to the purchase, sale or distribution of XM radios, subscription to XM services or other products or services in the ordinary course of business including any such transaction with an automotive manufacturer or similar business partner, which has been approved by a majority of the members of the Board of Directors of the Company who have no direct financial interest with respect to such Affiliate Transaction (other than as a stockholder of the Company, Holdings or Sirius Satellite Radio Inc.);

(9)	a Holdings-Company Merger or a Company-Sirius Merger; and

(10)	any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.
Limitation on line of business
     The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.
Limitation on the sale or issuance of capital stock of restricted subsidiaries
     The Company

(1)	will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

(2)	will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless
(A)	immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary;

(B)	such issuance, sale or other disposition is treated as an Asset Disposition and immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would continue to be a Restricted Subsidiary; or

(C)	immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under “—Limitation on restricted payments” if made on the date of such issuance, sale or other disposition.
     For purposes of this covenant, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a violation of this covenant; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.
Limitation on liens
     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.
     Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
Limitation on sale/leaseback transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:
(1)	the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on liens”;

(2)	the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors of the Company) of such property; and

(3)	the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock”.
Merger and consolidation
     The Company will not consolidate with or merge with or into, or convey, transfer, lease, assign or otherwise dispose of, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:
(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, the Successor Company would have a Consolidated Leverage Ratio equal to or better than the Company’s Consolidated Leverage Ratio immediately prior to the transaction; and

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.
provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the

Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction. In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
     This “Merger and consolidation” covenant will not apply to a consolidation, merger, sale, assignment, transfer, conveyance or other disposition of properties or assets between or among the Company and any of its Restricted Subsidiaries or pursuant to the Merger or the Escrow LLC-Company Merger. This “Merger and consolidation” covenant will apply to a Holdings-Company Merger or a Company-Sirius Merger, except that for purposes of compliance with the first paragraph of this “Merger and consolidation” covenant, clause (3) shall be replaced with the following: (3) immediately after giving pro forma effect to such transaction, either (A) the Successor Company would have a Senior Secured Leverage Ratio and a Senior Unsecured Leverage Ratio equal to or better than the Company’s Senior Secured Leverage Ratio and Senior Unsecured Leverage Ratio, respectively, immediately prior to the transaction or (B) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described above under the caption “—Limitation on Indebtedness”.
     For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
     The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.
     Future Subsidiary Guarantors
     The Company shall cause any Person that becomes a Material Subsidiary of the Company at any time on or after the Issue Date to execute and deliver a supplemental indenture, duly executed on behalf of such Material Subsidiary by an Officer thereof, to the Trustee reasonably promptly after such event.
     The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

SEC Reports
     Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings will file with the SEC (subject to the next sentence) and provide the Trustee and noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time, Holdings is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company or Holdings will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. Holdings agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company or Holdings will post the reports specified in the preceding sentence on its website within the time periods that would apply if Holdings were required to file those reports with the SEC.
     If the combined operations of the Parent Guarantor and its subsidiaries, excluding the operations of the Company and its Restricted Subsidiaries and excluding cash and cash equivalents, would, if held by a single Unrestricted Subsidiary of the Company, constitute a Significant Subsidiary of the Company, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and the Company’s Restricted Subsidiaries separate from the financial condition and results of operations of the Parent Guarantor and its other Subsidiaries; provided however, that the requirements of this paragraph shall not apply if the Company files with the SEC the reports referred to in the immediately preceding paragraph, and any such report contains the information described in this paragraph.
     In addition, Holdings shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.
     Following a Company-Holdings Merger, a Holdings-Sirius Merger or a Company-Sirius Merger, the obligations of Holdings under this covenant shall be assumed by the Company or Sirius, as the case may be.
Defaults
     Each of the following is an Event of Default:
(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company to comply with its obligations under the covenant described under “—Certain covenants—Merger and consolidation” above;

(4)	the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of control” (other than a failure to purchase Notes) or under “—Certain covenants” under “—Limitation on indebtedness”, “—Limitation on restricted payments”, “—Limitation on restrictions on distributions from restricted subsidiaries”, “—Limitation on sales of assets and subsidiary stock” (other than a failure to purchase Notes), “—Limitation on affiliate transactions”, “—Limitation on the sale or issuance of capital stock of restricted subsidiaries”, or “—Limitation on liens”, or “—SEC reports”;

(5)	the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture (other than a failure to give notice described in clause (4) above);

(6)	Indebtedness of the Company or any Significant Subsidiary (other than with respect to the Notes) is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”);

(8)	any final, nonappealable judgment or decree for the payment of money which, when taken together with all other final, nonappealable judgments or decrees for the payment of money, causes the aggregate amount of such judgments or decrees entered against the Company or any Significant Subsidiary to exceed $25 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9)	any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.
     However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.
     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “Defaults” with respect to other Senior Indebtedness has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Defaults or Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may waive all past defaults and rescind any such acceleration with respect to the Notes and its consequences.
     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:
(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.
     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.
Amendments and waivers
     Subject to certain exceptions, the Indenture, the Notes and the Guarantees may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes). However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:
(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional redemption” above;

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)	release any Guarantor from its Guarantee under the Indenture except in accordance with the Indenture;

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9)	make any change in the ranking or priority of any Note that would adversely affect the Noteholders.
     Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Guarantors and the Trustee may amend the Indenture:
(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the Notes, including any subsidiary guarantees, or to secure the Notes;

(5)	to add to the covenants of the Company or any of its Restricted Subsidiaries for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any of its Restricted Subsidiaries;

(6)	to make any change that does not adversely affect the rights of any holder of the Notes;

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8)	add Guarantees with respect to the Notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the Indenture;

(9)	release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(10)	conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this “Description of Notes”;

(11)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(12)	provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities.
     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
     After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.
     Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
Transfer
     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.
Satisfaction and discharge
     When we (1) deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable or will become so within one year, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we or a Subsidiary Guarantor irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.
Defeasance
     At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If we exercise our legal defeasance option, the Guarantees in effect at such time will terminate.

     In addition, at any time we may terminate our obligations under “—Change of control” and under the covenants described under “—Certain covenants” (other than the covenant described under "—Merger and consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain covenants—Merger and consolidation” above (“covenant defeasance”).
     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain covenants—Merger and consolidation” above.
     In order to exercise either of our defeasance options, we or a Guarantor must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).
Concerning the Trustee
     The Bank of New York Mellon is to be the Trustee under the Indenture. We have appointed The Bank of New York Mellon as Registrar and Paying Agent with regard to the Notes.
     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
No personal liability of directors, officers, employees and stockholders
     No director, officer, employee, incorporator or stockholder of the Company, any of its Restricted Subsidiaries or any Guarantor will have any liability for any obligations of the Company, any of its Restricted Subsidiaries or any Guarantor under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each

Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing law
     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.
Certain definitions
     “Additional Assets” means:
(1)	any property, plant, license or equipment used in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.
     “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain covenants—Limitation on restricted payments”, “—Certain covenants—Limitation on affiliate transactions” and “—Certain covenants—Limitation on sales of assets and subsidiary stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company (excluding any Person permitted to report such ownership on Schedule 13G under the Exchange Act) or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.
     “Asset Disposition” means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary
(other than, in the case of clauses (1), (2) and (3) above,
(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain covenants—Limitation on restricted payments”; (ii) the making of an Asset Swap and (iii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain covenants—Merger and consolidation”;

(C)	a disposition of assets with a fair market value of less than $10 million;

(D)	a disposition of cash or Temporary Cash Investments;

(E)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(F)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property, provided, however, such licensing or sublicensing shall not interfere in any material respect with the Company’s continuing use of such intellectual property or other general intangibles and licenses, leases or subleases of other property;

(G)	the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(H)	any issuance or sale of Capital Stock of an Unrestricted Subsidiary;

(I)	foreclosure on assets; and

(J)	disposition of damaged, obsolete or worn-out property in the ordinary course of business.)

     “Asset Swap” means concurrent purchase and sale or exchange of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with the covenant described under “—Limitation on sales of assets and subsidiary stock.”
     “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.
     “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:
(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.
     “Board of Directors” means the Board of Directors of the Company or Sirius Satellite Radio Inc., as the case may be, or any committee thereof duly authorized to act on behalf of such Board.
     “Business Day” means each day which is not a Legal Holiday.
     “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain covenants—Limitation on liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.
     “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company-Sirius Merger” means (a) a merger or consolidation of the Company with or into Sirius Satellite Radio Inc. or a merger or consolidation of Sirius Satellite Radio Inc. with or into the Company or (b) any assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Company to Sirius Satellite Radio Inc. or of Sirius Satellite Radio Inc. to the Company.
     “Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:
(1)	all intercompany items between the Company and any Restricted Subsidiary; and

(2)	all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.
     “Consolidated Income Tax Expense” means, with respect to the Company for any period, the provision for federal, state, local and foreign taxes based on income or profits (including franchise taxes) payable by the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations.
     “Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated Operating Cash Flow for the most recent four consecutive fiscal quarters ending prior to such date of determination for which financial information is available (the “Reference Period”); provided, however, that:
(1)	if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and Consolidated Operating Cash Flow shall be calculated as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated Operating Cash Flow for the Reference Period shall be reduced by an amount equal to the Consolidated Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the Consolidated Operating Cash Flow (if negative) directly attributable thereto for the Reference Period;

(4)	if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, Consolidated Operating Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and

(5)	if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, Consolidated Operating Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.
     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred solely for working capital purposes.
     “Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:
(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(B)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;
(2)	any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:
(A)	subject to the exclusion contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;
(3)	any gain (or loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	extraordinary gains or losses; and

(5)	the cumulative effect of a change in accounting principles,
in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     “Consolidated Operating Cash Flow” means, with respect to the Company and its Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period increased (without duplication) by the sum of:
(a)	Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period;

(b)	Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; and

(c)	depreciation, amortization and any other noncash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any noncash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and the Restricted Subsidiaries (including amortization of capitalized debt issuance costs for such period, any noncash compensation expense realized for grants of stock options or other rights to officers, directors, consultants and employees and noncash charges related to equity granted to third parties), all of the foregoing determined on a consolidated basis in accordance with GAAP, and decreased by noncash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods, but excluding reversals of accruals or reserves for cash charges taken in prior periods) for such period.
     “Consolidated Total Assets” means the total assets of the Company and its consolidated Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, determined on a consolidated basis in accordance with GAAP.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who:
     (1) was a member of such Board of Directors on the Issue Date; or
     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.
     “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;
in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if:
(A)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and under the covenants described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” and “—Certain covenants—Change of control”; and

(B)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.
     The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
     “Equity Offering” means a primary public or private offering of Capital Stock of Sirius Satellite Radio Inc. pursuant to an effective registration statement under the Securities Act, an offering memorandum, private placement memorandum or otherwise, other than offerings with respect to the Common Stock, or options, warrants or rights of Sirius Satellite Radio Inc., registered on Form S-4 or S-8, the Net Cash Proceeds of which are contributed to the Company’s equity capital within 90 days after receipt by Sirius Satellite Radio Inc. of such cash proceeds.
     “Escrow LLC-Company Merger” means a merger of the Escrow LLC with or into the Company upon release of the funds held in escrow to Escrow LLC to effectuate a special redemption or to fund the exercise of the change of control puts.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
     “Existing Sale and Leaseback Transaction” means the Sale/Leaseback Transaction pursuant to (i) the transponder purchase agreement, dated as of February 13, 2007, by and between Holdings and Wells Fargo Bank Northwest in its capacity as Owner Trustee, (ii) the lease agreement, dated as of February 13, 2007, by and between Wells Fargo Bank Northwest, as Owner Trustee, and the Company and (iii) the other related documents.
     “FCC License Subsidiary” means XM Radio Inc., a wholly owned subsidiary of the Company that owns all of the Company’s FCC Licenses to provide satellite digital radio service in the United States.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:
(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
     “GM Facility” means the Third Amended and Restated Distribution and Credit Agreement, dated as of February 6, 2008, by and among General Motors Corporation, Holdings and the Company.
     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guarantor” means the Parent Guarantor and each Subsidiary Guarantor.

     “Hedging Obligations” of any Person means the obligations of such Person under:
(1)	currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements or currency exchange or interest rate collar agreements; or

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rate prices.
     “Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.
     “Holdings” refers to XM Satellite Radio Holdings Inc.
     “Holdings-Company Merger” means (a) a merger or consolidation of the Company with or into Holdings or a merger or consolidation of Holdings with or into the Company or (b) any assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Company to Holdings or of Holdings to the Company.
     “Holdings-Sirius Merger” means (a) a merger or consolidation of Holdings with or into Sirius Satellite Radio Inc. or a merger or consolidation of Sirius Satellite Radio Inc. with or into Holdings or (b) any assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of Holdings to Sirius Satellite Radio Inc. or of Sirius Satellite Radio Inc. to Holdings.
     “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with the covenant described under “—Certain covenants—Limitation on indebtedness”:
(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

     “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business), in each case only if and to the extent due more than 12 months after the delivery of property;

(4)	the principal component of all obligations of such Person for the reimbursement of any obligor on any letter of credit or bankers’ acceptance (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person, including obligations relating to the MLB Letter Agreement, to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit;

(5)	the principal component of the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person, the principal amount attributable to such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter. Furthermore, in no event shall the Company’s obligations to pay amounts under any programming or content acquisition arrangements, in each case, consistent with past practice, be considered Indebtedness.
     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.
     “Independent Qualified Party” means an investment banking firm, accounting firm, appraisal firm, economic consulting firm or management consulting firm, each of national standing; provided, however, that such firm is not an Affiliate of the Company.
     “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value; provided that none of the following will be deemed to be an Investment:
(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business;

(3)	an acquisition of assets by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock of the Company; and

(4)	advances, deposits, escrows or similar arrangements in respect of retail or automotive distribution arrangements, programming or content acquisitions or extensions.

     For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “—Certain covenants—Limitation on restricted payments”, “Investment” shall include:
(1)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.
     “Issue Date” means       , 2008.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
     “Material Subsidiary” means, any domestic Restricted Subsidiary (including the FCC License Subsidiary but only to the extent permitted under applicable law) that has Guaranteed any Indebtedness or other obligation of the Company or any Restricted Subsidiary in excess of $2.0 million.
     “Merger” means the merger pursuant to the Agreement and Plan of Merger, dated as of February 19, 2007, by and among Sirius Satellite Radio Inc., Vernon Merger Corporation and XM Satellite Radio Holdings Inc.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
     “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.
     “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
     “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.
     “Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.
     “Officers’ Certificate” means a certificate signed by two Officers.
     “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
     “Parent Guarantor” means Holdings, in its capacity as a guarantor of the Notes pursuant to the Indenture.
     “Permitted Holder” means Holdings, Sirius Satellite Radio Inc. or any of their Affiliates.

     “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:
(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary not to exceed $2.0 million at any time outstanding;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “—Certain covenants—Limitations on sales of assets and subsidiary stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9)	any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain covenants—Limitation on indebtedness”;

(12)	any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)	Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, do not exceed the greater of (x) $500.0 million or (y) 15% of Tangible Assets (as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which internal financial statements are available prior to such Investment), at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14)	Any Investment that becomes an Investment of the Company as a result of a Holdings-Company Merger or a Company-Sirius Merger;

(15)	any Asset Swap made in accordance with the covenant described under “Certain covenants—Limitation on sales of assets and subsidiary stock”.
     “Permitted Liens” means, with respect to any Person:
(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of surety bonds, performance bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business, including with respect to the MLB Letter Agreement; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens existing on the Issue Date;

(8)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(9)	Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(11)	Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(12)	Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) of the covenant described under “—Certain covenants—Limitation on indebtedness”;

(13)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filing regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in connection with advances, deposits, escrows and similar arrangements in the ordinary course of business in respect of retail or automotive distribution arrangements, programming and content acquisitions and extensions; and

(16)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9) or (20); provided, however, that:
(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (7), (8) or (9) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
(17)	any interest or title of a lessor under any Capital Lease Obligation;

(18)	any Lien that becomes a Lien of the Company as a result of a Holdings-Company Merger or Company-Sirius Merger;

(19)	Liens relating to Replacement Satellite Vendor Indebtedness, including Refinancing Indebtedness in respect thereof covering only the assets acquired, constructed or improved with such Indebtedness;

(20)	Liens securing Indebtedness incurred pursuant to the $100.0 million term loan maturing on May 5, 2009, with UBS AG, Stamford branch, acting as administrative agent and JPMorgan Chase Bank, N.A. as collateral agent;

(21)	Liens incurred in connection with the Letter Agreement and Binding Term Sheet (“MLB Letter Agreement”), dated as of October 15, 2004, between XM Satellite Radio Inc. and the Office of the Commissioner of Baseball, as agent for Major League Baseball Clubs (“MLB”), together with all agreements subsequently entered into between XM Satellite Radio Inc. and MLB or any of their respective affiliates, regarding the broadcast of Major League Baseball games and related programming on XM Satellite Radio, the creation of and liens on an escrow account to hold funds payable to MLB or other matters contemplated by the MLB Letter Agreement; and

(22)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not exceed $20.0 million at any one time outstanding.
     Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (8) or (9) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly with Net Available Cash pursuant to the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock”. For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
     “Permitted Subordinated Obligations” means Subordinated Obligations of the Company that at the time of Incurrence have a weighted Average Life of not less than the lesser of five years and the remaining weighted Average Life of the Notes and that are convertible at the option of the holders thereof into Capital Stock (other than Disqualified Stock) of the Company or Sirius Satellite Radio Inc.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
     “principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     “Purchase Money Indebtedness” means Indebtedness:
(1)	consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

(2)	Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;
provided, however, that such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.
     “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
     “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced or, if such Refinancing Indebtedness is a Subordinated Obligation, no earlier than 91 days after the Stated Maturity of the Notes;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced or, if such Refinancing Indebtedness is a Subordinated Obligation, equal to or greater than the then remaining Average Life of the Notes;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness (a) is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced, (b) has a Stated Maturity that is at least 91 days after the later of (x) the Stated Maturity of the Notes and (y) the Stated Maturity of the Indebtedness being Refinanced and (c) has an Average Life at the time such Refinancing Indebtedness is Incurred that is greater than (x) the Average Life of the Notes and (y) the Average Life of the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
     “Refinancing Transactions” means (i) the Merger, (ii) the Company having sufficient amounts to fund, having funded or having obtained waivers with respect to, the mandatory offers to repurchase notes triggered by the Merger under the Company’s 9.75% Senior Notes due 2014 or 10% Senior Secured Discount Convertible Notes due 2009, (iii) the Company having sufficient amounts to fund or having funded the mandatory offers to repurchase notes (or transponders of the XM-4 satellite, in the case of the Existing Sale and Leaseback Transaction) triggered by the Merger under the Company’s 9.75% Senior Notes due 2014, Senior Floating Rate Notes due 2013, 10% Senior Secured Discount Convertible Notes due 2009 and the Existing Sale and Leaseback Transaction, (iv) the Company having repaid all borrowings under the GM Facility and (v) with respect to Holdings’ 1.75% Convertible Senior Notes due 2009, Holdings having obtained the consent of each holder of such notes to waive a change of control offer, if any, triggered by the Merger or Holdings having a sufficient amount to fund, or funded, such change of control offer with respect to the 1.75% Convertible Senior Notes due 2009 of each holder that has not delivered a consent.
     “Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business or that constitutes a reasonable extension or expansion thereof, including in connection with the Company’s existing and future technology, trademarks and patents or any business the assets of which, in the good faith determination of the Board of Directors, are useful or may be used in any such business.
     “Related Business Assets” means assets used or useful in a Related Business.
     “Replacement Satellite Vendor Indebtedness” means Indebtedness of the Company provided by a satellite or satellite launch vendor, insurer or insurance agent or Affiliate thereof for the (i) construction, launch and insurance of all or part of one or more replacement satellites or satellite launches for such satellites, where “replacement satellite” means a satellite that is used for continuation of the Company’s satellite service as a replacement for, or supplement to, a satellite that is retired or relocated (due to a deterioration in operating useful life) within the existing service area or reasonably determined by the Company to no longer meet the requirements for such service or (ii) the replacement of a spare satellite that has been launched or that is no longer capable of being launched or suitable for launch. Replacement Satellite Vendor Indebtedness includes any Refinancing Indebtedness thereof.
     “Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

     “Restricted Payment” with respect to any Person means:
(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)	(A) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Permitted Subordinated Obligations of the Company or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company (other than, in the case of this clause (B), (i) from the Company or a Restricted Subsidiary or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations (other than Permitted Subordinated Obligations), purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.
     “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
     “Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.

     “Senior Indebtedness” means with respect to any Person:
(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include:
(a)	any obligation of such Person to the Company or any Subsidiary;

(b)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(e)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture; or

(f)	any Capital Stock.
     “Senior Secured Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of secured Senior Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated Operating Cash Flow for the most recent four consecutive fiscal quarters ending prior to such date of determination for which financial information is available (the “Reference Period”); provided, however, that:
(1)	if the transaction giving rise to the need to calculate the Senior Secured Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Senior Secured Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and Consolidated

Operating Cash Flow shall be calculated as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated Operating Cash Flow for the Reference Period shall be reduced by an amount equal to the Consolidated Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the Consolidated Operating Cash Flow (if negative) directly attributable thereto for the Reference Period;

(4)	if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, Consolidated Operating Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and

(5)	if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, Consolidated Operating Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.
     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred solely for working capital purposes.

     “Senior Unsecured Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of unsecured Senior Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (y) Consolidated Operating Cash Flow for the most recent four consecutive fiscal quarters ending prior to such date of determination for which financial information is available (the “Reference Period”); provided, however, that:
(1)	if the transaction giving rise to the need to calculate the Senior Unsecured Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Senior Unsecured Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and Consolidated Operating Cash Flow shall be calculated as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated Operating Cash Flow for the Reference Period shall be reduced by an amount equal to the Consolidated Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the Consolidated Operating Cash Flow (if negative) directly attributable thereto for the Reference Period;

(4)	if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, Consolidated Operating Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and

(5)	if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, Consolidated Operating Cash Flow for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.
     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred solely for working capital purposes.
     “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
     “Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
     “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
     “Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.
     “Subscriber” means a subscriber in good standing to the XM Radio Service that has paid subscription fees for at least one month of such service and whose subscription payments are not delinquent.
     “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:
(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

     “Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.
     “Subsidiary Guarantor” means the Restricted Subsidiaries of the Company who are party to the Indenture on the date of the Escrow LLC- Company Merger and any other Restricted Subsidiary of the Company that later becomes a Subsidiary Guarantor in accordance with the Indenture.
     “Tangible Assets” means the Consolidated Total Assets, less goodwill and intangibles, of the Company and its consolidated Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, determined on a consolidated basis in accordance with GAAP.
     “Temporary Cash Investments” means any of the following:
(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to Standard & Poor’s;

(5)	auction rate preferred stock issued by a corporation and certificates issued by a corporation or municipality or government entity (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States with a rating at the time of which any Investment therein is made of “A” (or higher) according to Moody’s or Standard & Poor’s;

(6)	investments in securities with maturities of twelve months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

(7)	investments in money market funds that, in the aggregate, have at least $1,000 million in assets.
     “Trustee” means The Bank of New York Mellon until a successor replaces it and, thereafter, means the successor.
     “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.
     “Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.
     “Unrestricted Subsidiary” means:
(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.
     The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain covenants—Limitation on restricted payments”.
     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain covenants—Limitation on indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
     “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
     “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
     “Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

EXHIBIT C
Waiver of Registered Holders

EXHIBIT C
FORM OF WAIVER OF NOTEHOLDER
TO COMPLIANCE WITH CERTAIN PROVISIONS OF INDENTURE
(Custodian Letterhead)
, 2008
The Depository Trust Company
55 Water Street
New York, NY 10041
Attn: Proxy Department

RE:	XM Satellite Radio Inc. – 9.75% Senior Notes due 2014 (CUSIP: •)
Gentlemen:
Please have your nominee, Cede & Co., sign the attached Waiver of Bondholder (the “Waiver”) in order to evidence our customer’s waiver of compliance with certain provisions of the Indenture (the “Indenture”), dated as of May 1, 2006, by and among XM Satellite Radio Inc. (the “Issuer”), XM Satellite Radio Holdings, Inc., XM Equipment Leasing LLC as subsidiary guarantor, XM Inc. as subsidiary guarantor, and The Bank of New York as trustee (the “Trustee”) governing the Issuer’s 9.75% Senior Notes due 2014 (the “Notes”). Our customer, [INSERT BENEFICIAL OWNER NAME] (the “Customer”), is the beneficial owner of $• aggregate principal amount of the Notes which are credited to our DTC Participant account on the date hereof. You, or your nominee, are the registered holder of the Notes.
In addition to acknowledging that this request is subject to the indemnification provided for in DTC Rule 6, the undersigned certifies to DTC and Cede & Co. that the information and facts set forth in the attached Waiver are true and correct, including the aggregate principal amount of Notes credited to our DTC Participant account that are beneficially owned by the Customer.
Effective July •, 2008, the beneficial owners (held through accounts with Direct and/or Indirect DTC Participants) of a majority in aggregate principal amount of the Notes then outstanding (the “Majority Noteholders”), waived, by means of written waivers executed by the Majority Noteholders (the “Noteholder Waivers”) (copies of which are attached hereto), and delivered to the Issuer, compliance by the Issuer with Section 4.14 of the Indenture, that would, but for the Noteholder Waivers, require the Issuer to offer to repurchase or to repurchase any of the Notes (whether held by the Majority Noteholders executing such Noteholder Waivers or by any other holder of Notes) as the result of a Change of Control (as defined in the Indenture) caused by the proposed merger of XM Holdings with Vernon Merger Corporation, a wholly-owned subsidiary of Sirius Satellite Radio Inc. (“Sirius”), pursuant to the terms of an Agreement and Plan of Merger, dated as of February 19, 2007, as it may be amended, modified or extended (the “Merger Agreement”), among XM Satellite Radio Holdings, Inc., Merger Sub and Sirius, or other business combination in which XM Satellite Radio Holdings, Inc. and Sirius become affiliated (such merger, the “Merger” and the event a “Sirius Change of Control Event”). Such Noteholder Waivers by their terms do not apply to any Change of Control other than a Sirius Change of Control Event.
Subject to certain exceptions, Section 9.02 of the Indenture provides that the registered holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance with any provisions of the Indenture. You, or your nominee, are the registered holder of the Notes and, as such, are being asked to execute the Waiver, as of July •, 2008, which Waiver evidences the actions of the Majority Noteholders, as set forth in the Noteholder Waivers.
Please make the Waiver available for pick-up by (insert name of firm or person responsible for picking up documents from DTC) or Federal Express to (insert address & contact at Custodian).
Our Federal Express account number is (insert number).

Very truly yours,

[CUSTODIAN]

By:
Name:
Title:
Medallion Stamp

Cede & Co.
C/O The Depository Trust Company
55 Water Street
New York, NY 10041
, 2008
XM Satellite Radio Inc.
XM Satellite Radio Holdings Inc.
1500 Eckington Place, N.E.
Washington, DC 20002

RE:	XM Satellite Radio Inc. – 9.75% Senior Notes due 2014 (CUSIP: •)
Attention: Chief Financial Officer and General Counsel
Cede & Co., the nominee of The Depository Trust Company (“DTC”), is the registered holder of 9.75% Senior Notes due 2014 (the “Notes”) of XM Satellite Radio Inc. (the “Issuer”) which are governed by that certain Indenture (the “Indenture” ), by and among the Issuer, XM Satellite Radio Holdings, Inc., XM Equipment Leasing LLC as subsidiary guarantor, XM Inc. as subsidiary guarantor, and The Bank of New York as trustee (the “Trustee”). DTC is informed by its Participant, [INSERT CUSTODIAN NAME] (the “Participant”), that on July •, 2008 and on the date hereof $• aggregate principal amount of the Notes credited to Participant’s DTC account are beneficially owned by [INSERT BENEFICIAL OWNER NAME], a customer of Participant (the “Customer”).
Effective July •, 2008, the beneficial owners (held through accounts with Direct and/or Indirect DTC Participants) of a majority in aggregate principal amount of the Notes then outstanding (the “Majority Noteholders”), waived, by means of written waivers executed by the Majority Noteholders (the “Noteholder Waivers”), and delivered to the Issuer, compliance by the Issuer with Section 4.14 of the Indenture, that would, but for the Noteholder Waivers, require the Issuer to offer to repurchase or to repurchase any of the Notes (whether held by the Majority Noteholders executing such Noteholder Waivers or by any other holder of Notes) as the result of a Change of Control (as defined in the Indenture) caused by the proposed merger of XM Holdings with Vernon Merger Corporation, a wholly-owned subsidiary of Sirius Satellite Radio Inc. (“Sirius”), pursuant to the terms of an Agreement and Plan of Merger, dated as of February 19, 2007, as it may be amended, modified or extended (the “Merger Agreement”), among XM Satellite Radio Holdings, Inc., Merger Sub and Sirius, or other business combination in which XM Satellite Radio Holdings, Inc. and Sirius become affiliated (such merger, the “Merger” and the event a “Sirius Change of Control Event”). Such Noteholder Waivers by their terms do not apply to any Change of Control other than a Sirius Change of Control Event.
Subject to certain exceptions, Section 9.02 of the Indenture provides that the registered holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance with any provisions of the Indenture. We, or our nominee, are the registered holder of the Notes and as such are executing this Waiver, as of July •, 2008, which Waiver evidences the actions of the Majority Noteholders, as set forth in the Noteholder Waivers.
While Cede & Co. is furnishing this consent as the registered holder of the Notes, it does so at the request of Participant and only as a nominal party for the true party in interest, the Customer. Cede & Co., has no interest in this matter other than to take those steps which are necessary to ensure that the Customer is not denied his rights as the beneficial owner of the Notes, and Cede & Co. assumes no further responsibility in this matter.

Dated as of July •, 2008	Very truly yours, Cede & Co.

BY:
Name:
Title: